Exhibit 5.1

Challa Gunaranjan ADVOCATE	Office : Subhodaya Apartments, Boggulakunta, Abids, Hyderabad-500001 Phone : 24754758, 24757591 E-mail: gunachalla75@gmail.com ckrassociates@rediffmail.com

To	August 1, 2018

Dr. Reddy's Laboratories Limited

8-2-337, Road No. 3,Banjara Hills

Hyderabad, Telangana 500034

India

Re: Registration Statement on Form S-8

Gentlemen:

We have acted as counsel for Dr. Reddy's Laboratories Limited, a company incorporated in the Republic of India (the "Company"), in connection with the adoption of the 'Dr. Reddy's Employees Stock Option Scheme, 2018' ('Plan'), pursuant to which the options to purchase up to 1,000,000 of the Company's American Depositary Receipts (the "ADRs") are available for issuance.

We understand that the Company is filing a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, USA under the Securities Act of 1933, as amended, for the purpose of registering the Shares underlying ADRs.

Our legal opinion is reguested on the validity of the Shares underlying ADRs when issued upon the exercise of stock options granted in accordance with the terms of the Plan. We understand that the Company requires our legal opinion to be attached as an exhibit to the Registration Statement.

We have, for the purposes of expressing the following opinion examined and relied upon the copies, identified to us by authorized Company personnel, of such Company records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the limited opinion expressed below.

The opinion set forth herein is limited to the laws of the Republic of India.

Based upon our examination of the foregoing we are of the opinion that the Shares underlying ADRs, when issued upon the exercise of stock options granted in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

We consent to the use of this letter as an exhibit to the Registration Statement.

This opinion is rendered to you only in connection with and for the purpose being attached as an exhibit along with the Registration Statement as described above. This opinion may not be relied upon by you for any other purposes, or relied upon by you or furnished to any other person, firm or corporation without our prior written consent.

Yours truly,

/s/ CHALLA GUNARANJAN
(CHALLA GUNARANJAN)